ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 8, 2021

PIMCO Dynamic Income Fund

1633 Broadway

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to PIMCO Dynamic Income Fund (the “Fund”) in connection with the registration statement of the Fund on Form N-14 under the Securities Act of 1933, as amended, (File No. 333-255986) and the Investment Company Act of 1940, as amended, (File No. 811- 22673) (the “Original Registration Statement”) in connection with the proposed reorganizations of PIMCO Dynamic Credit and Mortgage Income Fund and PIMCO Income Opportunity Fund with and into the Fund (the “Reorganizations”) and the issuance by the Fund of common shares of beneficial interest, par value of $0.00001 per share (the “Common Shares”) in connection with the Reorganizations. This opinion is being issued in connection with the registration statement of the Fund on Form N-14 (the “New Registration Statement”), which is being filed pursuant to Rule 462(b) under the Securities Act to register additional common shares of beneficial interest of the Fund (the “Additional Common Shares”) that are part of the same offering described in the Original Registration Statement.

We have examined the Fund’s Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), and the Fund’s Amended and Restated Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Additional Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

2. The Additional Common Shares have been duly authorized and, when and if issued and paid for in accordance with the New Registration Statement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

The Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder should be limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Additional Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the New Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

2